Exhibit 23.2

WEIR

Weir International, Inc.

Mining, Geology and Energy Consultants

February 15, 2022

Project No. 6260.3 & 6304.3

Via Email: SStewart@archrsc.com

Mr. Wm. Scott Stewart Arch Resources, Inc.

1 CityPlace Drive, Suite 300 St. Louis, Missouri 63141

Reference: Consent of Independent Experts Dear Mr. Stewart:

Executive Towers West I 1431 Opus Place, Suite 210 Downers Grove, Illinois 60515

USA

Tel: 630-968-5400

Fax: 630-968-5401

weir@weirintl.com

With respect to the SEC filings by Arch Resources, Inc., including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021, we hereby consent (i) to the use of the information contained the Technical Report Summaries for each of Leer and Black Thunder dated February 2022 (each, a “TRS”), (ii) ) to the use of Weir International, Inc.’s name, any quotation from or summarization of the TRS, and (iii) to the filing of the TRS as an exhibit.

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had, or now has, a substantial interest in Arch Resources, Inc. or any of its affiliates or subsidiaries.

Respectfully submitted,

Weir International, Inc.

Fran X. Taglia President